EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)



                                                        NINE MONTHS
                                                           ENDED
COMPUTATION OF PRIMARY                                  SEPTEMBER 30,
EARNINGS (LOSS) PER SHARE:                                  1995
--------------------------                              -------------

Net Income (Loss) Applicable to Common Shareholders      $  37,337
                                                          ========

Weighted Average of Primary Shares:
 Common Stock                                               43,770

Assumed Conversion of Options and Warrants                   2,563
                                                          --------
                                                            46,333
                                                          ========
Primary Earnings Per Share                               $    0.81
                                                          ========


A calculation for the three month periods ended September 30, 1995 and 1996 and the nine month period ended September 30, 1996 have not been presented since the effect of the options and warrants would be anti-dilutive.

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